Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	Lippert/Heilshorn & Associates, Inc.
Philip Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife to Record Non-Cash Impairment Charge of Approximately $14.0 Million for the Fourth Quarter of 2010

Company Reaffirms Fiscal 2010 Operating Income Guidance of $7.0 Million, Excluding Non-Cash Impairment Charge

Newark, New York – December 29, 2010 – Ultralife Corporation (NASDAQ: ULBI) announced today that the Company will take a non-cash impairment charge of approximately $14.0 million, or $0.81 per share, in the fourth quarter to write off fully the goodwill and intangible and fixed assets associated with its standby power business included in the Energy Services segment. The amount of this charge is a preliminary estimate based on management assumptions and a valuation analysis.

For the past two years, cautious spending and continued delays in implementing large capital projects by customers in the standby power industry have negatively impacted results for the company’s Energy Services segment. The company’s analysis of the value of the goodwill and intangible and fixed assets associated with the standby power business, conducted under applicable accounting rules, indicates that these assets should be written off. These assets arose from the acquisitions of Stationary Power Services, Inc. and RPS Power Systems, Inc., completed on November 16, 2007, and U.S. Energy Systems, Inc. and U.S. Power Services, Inc. completed on November 10, 2008.

“The decision to write off the standby power business goodwill and intangible and fixed assets, required by accounting standards, in no way affects the Company’s current operations or alters its commitment to building its energy services business,” said John D. Kavazanjian, president and chief executive officer. “Ultralife’s energy services capabilities are an important part of the Company’s energy storage strategy which presents attractive long-term opportunities for value added solutions which incorporate our lithium ion products. These service capabilities are also an important part of the deployment of large scale energy storage systems such as those being developed under Ultralife’s grants from the New York State Energy Research and Development Authority (NYSERDA).

“While customer spending in the standby power market has been depressed, we still believe increased spending will resume as the economy continues to rebound. In addition, we see significant opportunities developing in the wireless market associated with the implementations of 3G and 4G networks. Orders have picked-up in the fourth quarter, and we are building a solid pipeline of sales heading into 2011.”

Updated Fiscal 2010 Guidance

Separately, management updated its full year guidance for 2010. Management now expects to report revenue of approximately $177 million. In addition, management reaffirmed its operating income guidance of approximately $7.0 million, excluding the effect on the account of the above-mentioned non-cash charge.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products, Communications Systems and Energy Services. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

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